Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-3

(Form Type)

Pharvaris N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par €0.12 per share (“Ordinary Shares”)	Other	5,545,155 (1)(2)	$24.025 (3)	$133,222,349	0.00014760	$19,664
Fees Previously Paid
Carry Forward Securities

	Total Offering Amounts					$133,222,349	0.00014760	$19,664
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$19,664

(1) Represents Ordinary Shares to be offered and sold by the selling securityholder or its permitted transferees (collectively, the “selling securityholders”) consisting of 5,545,155 Ordinary Shares of Pharvaris N.V. (the “Company”).

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Ordinary Shares on February 29, 2024, as reported on the Nasdaq Global Select Market.